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                  SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

    THIS SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT is made as of this 1st day of January, 1994 (the "Effective Date"), by and between CCS TECHNOLOGY GROUP, Inc. ("CCS"), a Florida corporation, and CCN MANAGEMENT SYSTEMS, INC. ("CCNMS"), a Florida corporation.

                                  BACKGROUND

    CCNMS desires to grant license rights to CCS and to appoint CCS as a distributor of certain software products identified in paragraph 1.1 below, throughout the Territory, as described below, and CCS desires to accept such license and appointment.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the promises and covenants of the parties herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Definitions.

       1.1. When used herein the term "TRAMS Software" shall mean the following specific software products in executable object code and in source code in a form of magnetic media designated by CCS, including without limitation, all future versions of, and revisions, upgrades, corrections, bug fixes, enhancements and modifications to such software that are prepared by CCNMS and delivered to CCS, and that CCS accepts to become part of the TRAMS Software:

            (a) That certain software known as "TRAMS," used for basic editing, warehousing, reject correction, suspense, settlement, reformatting, and routing capabilities.

            (b) That certain software known as "TRAMS/BC," used to perform reporting and settlement functions for files received from or sent to VISA and MasterCard bank card associations.

            (c) That certain Software known as "TRAMS/DE"' used to enter, edit, and balance transactions through non-programmable IBM 3270 terminals (or compatible equipment).

            (d) That personal computer based system for the IBM OS/2 operating system, known as "TRAMS/AG" used to allow the entry of record formats, code segments. and other information necessary to generate programs and tables which form a part of the modules used with this system.

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       1.2. When used herein the term "CCS" shall mean CCS Technology Group,
            Inc., a Florida corporation. Such term shall also include any entity of which CCS owns at least fifty percent (50%) of the voting stock or in which CCS has at least a fifty percent (50%) voting interest, upon such entire agreement in writing to be bound by the provisions of this Agreement to the same extent as CCS.

       1.3. When used herein the term "Documentation" shall mean all written instructional materials and other documents in both a printed form and stored in a magnetic media delivered to CCS by CCNMS explaining the operation of the TRAMS Software which shall be delivered by CCNMS in a form suitable for good quality reproduction.

       1.4. When used herein the term "Service Bureau" shall mean a company that processes transactions for third parties.

2.     Appointment of CCS.

       2.1. CCNMS hereby appoints CCS, and CCS hereby accepts such appointment, as a non-exclusive distributor of the TRAMS Software everywhere in the world ("Territory").

3.     Term of Appointment.

       This Agreement shall commence on the Effective Date and shall continue perpetually, unless terminated strictly in accordance with the provisions of paragraph 12 below.

4.     License of TRAMS Software.

       4.1. Subject to the provisions of this Agreement, CCNMS hereby grants to CCS a non-exclusive, transferable license (the "License"):

            (a) To use and reproduce the TRAMS Software for internal purposes, or in a Service Bureau environment for its customers throughout the Territory. The foregoing shall include reproduction and operations of the TRAMS Software on the equipment of others, pursuant to contracts with CCS, provided that the TRAMS Software is used for CCS's internal purposes or in a Service Bureau environment.

            (b) To sublicense and distribute the TRAMS Software, in part or in whole, in a standalone environment, or integrated into or otherwise made a part of other products to end user/licensees located anywhere in the world;

            (c) To use the TRAMS Software for demonstration purposes to any party whatsoever:

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            (d) To create derivative works and to modify, rewrite, improve or borrow from the TRAMS Software in any way;

            (e) To reproduce the TRAMS Software, Documentation and marketing materials of CCNMS for demonstration purposes and to distribute the TRAMS Software and Documentation to licensee/ end users through CCS' employees, or through CCS' contractors, distributors, sales agents or dealers (collectively, "Dealers"); provided, however, except as currently used to protect proprietary rights of CCNMS, or its affiliates, that the name of CCNMS or any of its affiliates shall not be included or reproduced on any of such materials unless specifically authorized or required by CCNMS, or its affiliates, in writing. Except for the marks identified in Schedule A, in no event shall CCS use the name of CCNMS or any of its affiliates, or any of their respective marks. names or logos, in connection with the license, distribution or marketing of the TRAMS Software or any other product, unless specifically approved in advance by CCNMS or such affiliate in writing.

            (f) To use the TRAMS Software for support and sales services; and

            (g) To distribute the TRAMS Software and Documentation through CCS's
                Dealers.

       4.2. The License shall terminate only as provided in paragraph 12.1 below.

       4.3. Within twenty (20) days after execution of this Agreement, CCNMS shall provide to CCS one (1) copy of the computer codes (source codes and object codes) for the TRAMS Software and all of the Documentation and other operational material for the TRAMS Software that is in the possession of CCNMS, through May 31, 1994, which codes shall be maintained in accordance with the confidentiality provisions of this Agreement.

        4.4 In conjunction with the licenses granted in paragraph 4.1 above:

            (a) CCNMS shall provide to CCS computer codes (source code and object code) for all revisions, bug-fixes, updates, improvements, modifications, and enhancements (the
                "Updates") that may be made to the TRAMS Software or Documentation by or on behalf of CCNMS during the term of this Agreement, promptly after the creation of such Update and release thereof to other customers. CCNMS, however, shall be under no obligation to maintain, correct or fix the TRAMS Software, or to maintain its compatibility with any other programs or any equipment.

            (b) Notwithstanding anything to the contrary in Sections 4(a)
                above, CCNMS shall not be required, under any circumstances, to perform in accordance

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                with such provisions with respect to CCNMS customized client specific enhancements

5.     Trademark License.

       5.1. CCS is hereby granted a non-exclusive license to use the trade names, trademarks, and logos of CCNMS that relate to the TRAMS Software and identified in Schedule A, but only in connection with the advertisement, promotion, and license of TRAMS Software and Documentation (the "Trademark License"). CCNMS hereby agrees to reasonably attempt to register the "TRAMS" mark promptly in all jurisdictions in which it is used.

       5.2. The Trademark License shall terminate only upon, and simultaneously with, the termination of all of the licenses granted herein.

6.     Manner of Distribution; Other Matters.

       6.1. In the event an end user/licensee licenses the TRAMS Software from CCS or from any of its Dealers, CCS shall make a copy of the TRAMS Software for delivery to such end user/licensee. CCS shall only make those copies of the TRAMS Software, which in its sole discretion reasonably exercised, are necessary for deliveries to the end user/licensee for those purposes described in paragraph 4.1 above, or for archival or backup purposes.

        6.2 Subject to paragraph 6.4, CCS shall have exclusive authority and control over the establishment of all (a) license fees and maintenance fees charged to end user/licensees of the TRAMS Software, who license the TRAMS Software from CCS and (b) terms and conditions of all license agreements and maintenance agreements between CCS and the end user/licensee of the TRAMS Software.

        6.3 Subject to paragraph 6.4, CCS shall have exclusive control over the methods employed by CCS to market, promote, and distribute the TRAMS Software.

       6.4. Any distribution or license of the TRAMS Software, Documentation, or any part thereof, to a Dealer or to any end user/licensee, shall be pursuant to written agreements ("Distribution or License Agreements") which provide, among other things, that the Dealer or end user/licensee (as applicable) will maintain the confidentially of the distributed software and documentation, and that the Dealer or end user/licensee will reproduce any and all confidentiality, copyright and other notices on the distributed software or documentation to the extent that copies thereof are permitted. All Distribution and License Agreements shall contain confidentiality and other provisions regarding the protection of software and documentation distributed thereunder which are no less favorable than distribution and license agreements for other products of CCS. CCS further agrees that any distribution or license of the TRAMS Software, Documentation, or any part

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            thereof, will be for license or distribution fees that have not been reduced by a corresponding increase in other fees (including, without limitation, installation, training, maintenance, support, development, or other services) the effect of which is merely to lower the amounts due to CCNMS under this Agreement.

       6.5. Daniel Stavros, D.J. Youngblood Stavros, TranSys Corporation and CCNMS, and their affiliates, hereby agree to cooperate and use their best efforts to obtain the consent, approval and assignment of all contracts identified on Schedule C ("Third Party Contracts") to CCS from all persons or entities executing such Third Party Contracts and as are reasonably requested by CCS. It is understood that CCNMS may engage in the principal efforts to seek all such consents, but TranSys Corporation agrees to cooperate fully and assist all parties in obtaining such approvals, consents and assignments with respect to the Third Party Contracts to the reasonable satisfaction of CCS and its counsel.

       6.6. Upon receipt by CCS of a third party consent (the "Consent Date") to the assignment and assumption of a Third Party Contract set out on Schedule C to CCS in executed in form reasonably satisfactory to CCS and its counsel ("Third Party Consent"), CCS agrees to assume and perform all obligations of CCNMS under such Third Party Contract through the termination of such Third Party Contract. CCS hereby indemnifies and holds harmless CCNMS, CCN Group, Ltd. and their affiliates, and their respective officers, directors, employees and agents, against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, suffered or incurred by all or any of them on and after each applicable Consent Date resulting from any claims, liabilities, obligations, damages and expenses with respect to the Third Party Contract to which the Third Party Consent relates, including without limitation, that specific Guaranty under the General Electric Company Contract which CCN Group, Ltd. executed as guarantor in favor of a licensee and those specific CCN Group, Ltd. guarantees set out on Schedule D, copies of which are attached thereto.
            CCNMS represents and warrants to CCS that it has not breached or caused a default under any of the Third Party Contracts to which it is a party. CCNMS hereby indemnifies and holds harmless CCS, TranSys Corporation and their respective affiliates and their respective officers, directors, employees, and agents, against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, suffered or incurred by all or any of them, and

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            arising out of any claims, liabilities, obligations, damages and expenses with respect to a breach by CCNMS or its affiliates of a Third Party Contract prior to the applicable Consent Date, provided however, with respect to CCS, only to the extent such breach does not arise out of any action or non-action by CCS pursuant to Section
            6.7 below. TranSys Corporation, Dan Stavros, and D. J. Stavros hereby jointly and severally indemnify and hold harmless CCNMS and its respective affiliates and their respective officers, directors, employees and agents, against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees suffered or incurred by all or any of them, and arising out of any claims, liabilities, obligations, damages and expenses with respect to the breach by all or any of them under any Third Party Contract prior to the Consent Date, including, without limitation, Third Party Contracts entered into by CCNMS and serviced and maintained by TranSys Corporation. TranSys Corporation, Dan Stavros, and D.J. Stavros hereby jointly and severally indemnify and hold harmless CCS and its respective affiliates and their respective officers, directors, employees and agents, against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees suffered or incurred by all or any of them, and arising out of any claims, liabilities, obligations, damages and expenses with respect to the breach by all or any of them under any Third Party Contract prior to the Consent Date, including, without limitation, Third Party Contracts entered into by CCNMS and serviced and maintained by TranSys Corporation.

       6.7. Notwithstanding anything contained in this Section 6.6 to the contrary, CCS hereby agrees, as solely between CCS and CCNMS, beginning July 1, 1994, to perform the maintenance responsibilities on behalf of CCNMS with respect to the Third Party Contracts through and including termination of such Third Party Contracts.

       6.8. All maintenance fees due from First Star Information Services Corporation through April 28, 1995, and all fees with respect to Toronto Dominion Bank through July 15, 1995 (April 28, 1995 and July 15, 1995, respectively, "Paid Through Dates"), shall remain due and payable to CCNMS and any part thereof received by CCS, TranSys Corporation, Dan Stavros or D. J. Stavros shall be immediately remitted to CCNMS. All other maintenance and other fees due with respect to Third Party Contracts shall be collected by and paid to CCS and any party coming into possession of such fees shall immediately remit them to CCS. Daniel Stavros, D. J. Stavros and TranSys Corporation jointly and severally warrant that, all Third Party Contracts are in full force and effect without default, and all fees due under all Third Party Contracts have been collected through the respective Paid Through Dates and no other fees have been paid or received for services after the Paid Through Dates for the respective agreements.

       6.9. Dan Stavros, D.J. Stavros, TranSys Corporation and CCNMS, and their affiliates, jointly and severally, hereby release, acquit and forever discharge CCS, from and against any and all claims, demands, suits, controversies, losses, damages, costs, expenses (including without limitation, attorneys' fees and expenses of litigation), debts, obligations or liabilities, of any sort whatsoever, contingent or fixed, known or unknown, arising directly or indirectly out of, or in any way in connection with that certain Heads of Agreement dated December 1, 1992, or the relationships created thereby from the beginning of time through and for all time.

       6.10.From time to time after the execution of this Agreement, Dan
            Stavros, D. J. Stavros, TranSys Corporation, and CCNMS and its affiliates agree to use their

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            best efforts to execute and deliver such other instruments of conveyance, assignment, consent, transfer and delivery and will take such other actions as reasonably requested by any other party in order to more effectively obtain the approval, consent, transfer, convey, assign and deliver to CCS, and permit CCS to take possession and control, of the Third Party Contracts or to enable CCS to exercise and enjoy all rights and benefits and to assume the obligations under such Third Party Contracts.

7.     Royalties.

       7.1  Within the earlier of: (i) thirty (30) days after invoicing or
            (ii) ten (10) days after receipt by CCS of the license fee charged by CCS or a Dealer to the end user/licensee of TRAMS Software (exclusive of reasonable fees that may be charged for installation, training, maintenance, and support) CCS shall pay to CCNMS royalties as provided for in Schedule B, attached hereto. Invoicing shall occur no later than the date of the TRAMS Software is used in a production environment by an end user. In the event CCS fails to make a Royalty payment within twenty-one (21) days after such payment is due, such overdue amount shall bear interest from the date such payment was due at the U.S.A. prime rate as announced in the Wall Street Journal on the date twenty-one (21) days after the day such payment was due. In the event an audit conducted pursuant to paragraph 11 below reveals the failure of CCS to make a Royalty payment, the interest provisions of Paragraph 11.2 below shall supersede the provisions of this paragraph relating to the payment of interest.

       7.2 Notwithstanding CCS' right to establish the license fee to be paid by any particular end user/licensee, the Royalty to be paid on account of a sublicense granted by CCS of TRAMS Software shall be in accordance with Schedule B attached hereto and made a part hereof.

       7.3 The parties acknowledge and agree that CCS intends to enhance and modify the TRAMS Software code on an ongoing basis and that the Royalties provided for should be adjusted to reflect the CCS contributions to the TRAMS Software code functionality and capabilities. The method for adjusting the Royalties owed by CCS shall be as follows:

            (a) Royalties shall be reduced only as a result of modifying the
                TRAMS Software, not by attaching the TRAMS Software, or parts thereof, to another CCS application;

            (b) The minimum Royalties provided for in Schedule B shall not change until the TRAMS Software has been modified and enhanced so that the number of lines of code contained in the Base Line Release constitutes less than six percent (60%) of the enhanced version;

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            (c) Modifications and enhancements to the Base Line Release shall be measured on a module-by-module basis (the modules being defined in Section 1.1 hereof) or combinations thereof. For example, if TRAMS/BC has 1,000 lines of code in the Base Line Release and CCS adds an additional 1,000 lines of code to the TRAMS/BC, then the Base Line Release shall constitute fifty percent (50%) of the new TRAMS/BC.

            (d) When the Base Line Release code of a given module no longer constitutes at least sixty percent (60%) of the new module, the Royalties owed pursuant to Schedule B shall be calculated based on the percentage that the Base Line Release code is of the enhanced module code.

                For example:

                Base Line Release code (whether
                or not used in the enhanced model)     =     1,000 lines
                Enhanced Module Percentage             =     2,000 lines
                Percentage                             =     50%

                So that fifty percent (50%) of the Royalty calculated pursuant to Schedule B shall be owed. "Base Line Release" means (i) the U.S. and U.K. version of Release 1.3 of the TRAMS Software delivered to CCS by CCNMS as it existed on May 31, 1994;
                (ii) the duplicate header module under development by Dan Stavros but not released as of May 31, 1994; and (iii) modifications, enhancements and changes to the TRAMS Software for the U.K. market delivered by CCN to CCS as of May 31, 1994.

       7.4. For purposes only of computing the Royalty due under this Agreement. the parties acknowledge and agree that any translation of the Base Line Release TRAMS Software from the computer language in which it is currently coded, into another computer language, shall also be deemed to be Base Line Release TRAMS Software. Nothing herein shall be used to construe the ownership of any of such software, which shall be determined in accordance with Section 8 below.

       7.5 With each initial Royalty payment for a TRAMS Software module according to Schedule B made under this Agreement, CCS shall prepare and deliver to CCNMS a report showing the name of the licensee or end user, the manner in which the TRAMS Software was distributed (by direct license or through a Dealer), the licensee fees charged for the Software, the amount charged for other services, the amount of Royalty payments withheld as taxes, if any, the rate of exchange used in calculating such Royalties (if applicable), any adjustments in the Royalty pursuant to paragraph 7.3 and the basis for calculating the adjustment. and such other information and details as CCNMS may reasonably require to verify the amounts due hereunder. For all subsequent royalty payments, CCS shall be required to remit such Royalty Payment with documentation sufficient to

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            identify it as being made pursuant to the original documentation submitted. CCNMS is obligated to maintain confidentiality of all data or information provided to it under this Paragraph 7.5 and Paragraph 7.6 below.

       7.6 If any reoccurring Royalties are due to CCNMS pursuant to Schedule B then such payments shall be remitted to CCNMS within ten (10) days of the end of each calendar quarter, along with an initial report showing the name of the licensee or end user, the manner in which the reoccurring Royalties were calculated and the basis for such calculation, together with such other information and details as CCNMS may reasonably require to verify the amounts due hereunder. For all subsequent royalty payments, CCS shall be required to remit such royalty payment with documentation sufficient to identify all necessary calculations as being made pursuant to the original documentation submitted.

       7.7. If the governing authority of any country shall impose any withholding tax on any payment due hereunder, and shall require that such tax be deducted from such payment, then CCS shall be authorized to deduct from such payment the applicable tax and shall pay the tax so deducted to the proper governmental authority, and shall supply CCNMS with proof of such payment.

       7.8. CCS shall, and shall require its Dealers, for a period of three
            (3) years after the receipt of each Royalty payment, to keep true and accurate records in such form and manner that with respect thereto, Royalties owed hereunder to CCNMS may be readily and accurately determined. Such records shall include, without limitation, all information necessary for CCNMS's auditors to prepare the reports provided for in paragraph 11.1 below. CCS shall also keep copies of all license agreements entered into between CCS or its Dealers with respect to TRAMS Software for at least three (3) years from execution of such agreement. This paragraph shall survive any termination of this Agreement. On written notice, officers of CCNMS shall have the right to arrange for a mutually agreeable time to inspect and make copies of all such license agreements at the office of CCS during normal business hours at the expense of CCNMS.

8.     CCS Software Development.

       8.1. The parties hereto agree that all modifications, enhancements or other changes to the Base Line Release TRAMS Software made or caused to be made by CCS or its affiliates are solely owned by and are hereby assigned to CCS. Furthermore, the calculations or allocations of Royalties made pursuant to Section 7.3 are made solely with respect to such payments and have no bearing whatsoever on ownership.

       8.2 All software developed by CCS shall be and remain the exclusive property of CCS.

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9.     Proprietary Rights; Indemnification.

       9.1. The parties acknowledge and agree that CCS is only granted the right to use, reproduce. sublicense, create derivative works, modify and distribute TRAMS Software and in accordance with
            Section 8.1 above and subject to the provisions of this Agreement and that CCNMS has and will retain all proprietary rights relating to the Base Line Release. including any and all patent rights, copyrights, copyright registrations, trade secrets, trademarks, trademark registrations. related goodwill, and confidential and proprietary information, except as otherwise set forth herein.

       9.2. The parties acknowledge that two individuals, D.J. Stavros, and Daniel Stavros (collectively the "Primary Developers"), have been the primary developers of the TRAMS Software, and that they have not been employed by CCNMS since the latter part of 1992. Since that time, the TRAMS Software has been developed and marketed by the Primary Developers and TranSys Corporation, a Florida corporation. Accordingly, based in part on the representations of the Primary Developers in Section 9.8 below, CCNMS warrants to CCS, to the best of its knowledge (including the knowledge of its current officers and directors), that (a) the TRAMS Software does not infringe upon the U.S. copyrights or any other copyrights worldwide of any other person or entity, (b) the TRAMS Software was not misappropriated from another person or entity, and (c) CCNMS has not granted a security interest, lien or other encumbrance on the TRAMS Software (other than under that certain Heads of Agreement, dated December 1, 1992, among TranSys Corporation, the Primary Developers and CCNMS). EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 9.2, CCNMS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRAMS SOFTWARE OR THE DOCUMENTATION LICENSED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE TRAMS SOFTWARE OR DOCUMENTATION FOR ANY PARTICULAR PURPOSE, AND CCNMS HEREBY EXPRESSLY DISCLAIMS THE SAME. Without limiting the foregoing,
            CCNMS disclaims any warranty regarding the operation or functionality of the TRAMS Software, or any warranty regarding any virus, hidden program, or intentionally harmful destructive or disabling mechanism or device contained in the TRAMS Software.

       9.3. In no event shall any party be liable to any other party for any indirect, incidental or consequential damages arising in connection with this Agreement, the TRAMS Software, or any license or distribution thereof, except to the extent arising out of a breach of Section 10 below.

       9.4. CCNMS shall defend, indemnify and hold harmless CCS and its affiliates and subsidiaries and their respective officers, directors, employees and agents from all

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            damages, liabilities and reasonable expenses (including reasonable expenses and settlements resulting from any action or claim), arising out of, connected with, or resulting in any way from:
            (i) any representation made by CCNMS to the public or third parties regarding the TRAMS Software; (ii) TRAMS Software licensed, distributed or used not through or by CCS, or (iii) CCNMS's breach of any warranties, undertakings or agreements in Sections 2, 3, 4, 5, 9.2 and 10.2. If any such claim or proceeding arises, any party seeking indemnification hereunder shall give written notice of the claim to CCNMS in a timely manner after it receives actual notice of the existence thereof. CCNMS shall have the right at its expense to employ counsel reasonably acceptable to such party to defend against the claim, and to compromise. settle or otherwise dispose of the claim, all at the expense of CCNMS; provided, that no compromise or settlement of any claim admitting liability of or imposing duties of performance upon any party entitled to indemnification may be affected without the prior written consent of such party. CCS will cooperate fully in any such action, making available to CCNMS, at CCNMS's expense, books or records reasonably necessary for the defense of the claim. If CCNMS does not avail itself of the opportunity to defend against or resist the claim within twenty (20) days after timely notice of such claim from any party seeking indemnification hereunder (or such shorter time specified in the notice as circumstances may dictate), such party shall be free to investigate, defend, compromise. settle or otherwise dispose of the claim in a reasonable manner, and incur other reasonable costs in connection therewith, including reasonable attorneys' fees, and CCNMS shall be responsible therefor.

       9.5 CCS acknowledges that except as specifically provided in this Agreement, CCNMS has no control over the manner in which the TRAMS Software, or any part thereof, is used, licensed or distributed by CCS or its Dealers, and that CCNMS has no responsibility to any person regarding the same. CCS shall defend, indemnify and hold harmless CCNMS, its affiliates, and their respective officers, directors, employees and agents from all damages, liabilities and reasonable expense (including reasonable expenses and settlements resulting from any action or claim), resulting from or arising out of (i) any use, license, distribution, modification, enhancement or change to the TRAMS Software or the Documentation, or any derivative work thereof, except to the extent caused by a breach by CCNMS of its warranties specified in paragraph 9.2 above, and
            (ii) any claim that any Software provided by CCS to CCNMS or its affiliates pursuant to this Agreement infringes any copyrights or proprietary rights of any other person. If any such claim or proceeding arises, CCNMS and the party seeking indemnification hereunder shall give written notice of the claim to CCS in a timely manner after it receives actual notice of the existence thereof. CCS shall have the right at its expense to employ counsel reasonably acceptable to such party to defend against the claim, and to compromise, settle or otherwise dispose of the claim, all at the expense of CCS; provided, that no compromise or settlement of any claim admitting indemnification may be affected without the prior written consent of CCNMS. CCNMS will cooperate fully in any such

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            action, making available to CCS at CCS's expense, books or records reasonably necessary for the defense of the claim. If CCS does not avail itself of the opportunity to defend against or resist the claim within twenty (20) days after timely notice of such claim from CCNMS seeking indemnification hereunder (or such shorter time specified in the notice as circumstances may dictate), CCNMS shall be free to investigate, defend compromise, settle or otherwise dispose of the claim in a reasonable manner, and incur other reasonable costs in connection therewith, including reasonable attorney's fees, and CCS shall be responsible therefor.

       9.6. Within ten (10) days of the date hereof, TranSys Corporation and CCS shall deliver to CCNMS or its affiliated designee. the source code (human readable) and all related documentation required to utilize and maintain the same (the "Source Code Copies") for each version of the TRAMS Software licensed under the Third Party Contracts. CCS further agrees to promptly deliver to CCNMS all modifications or enhancements which are licensed as part of the TRAMS Software after the date hereof, after the delivery thereof to any licensee. CCNMS hereby acknowledges that parts of the Source Code Copies developed by CCS after the date hereof, may constitute confidential and proprietary information of CCS, and CCNMS will, or will cause its designee to, keep all of the Source Code Copies in a secure access location. CCS grants CCNMS and its affiliates a nonexclusive license to: (i) use, modify and copy and otherwise utilize the Source Code Copies for its own use or for use in connection with its Service Bureau processing; and (ii) use, modify, copy and otherwise utilize the Source Code Copies to provide maintenance to Third Party Contract licensees of the TRAMS Software, if, and only if, (a) CCS fails to maintain the TRAMS Software in accordance with the Third Party Contracts where
            CCNMS has direct and then current liability to such sublicensees pursuant to the Third Party Contracts, and (b) as a result thereof, CCS is in breach of Third Party Contracts, and (c) CCS fails to cure the breach of the Third Party Contracts within ten (10) days of express written notice from CCNMS or its affiliate. Provided, however, that nothing contained in this paragraph 9.6 shall be interpreted to limit the right of CCNMS in any TRAMS Software delivered to CCS pursuant to this Agreement.

       9.7. Upon thirty (30) days' written notice of merger or sale of CCNMS, or sale of the TRAMS Software and all assets related thereto to a bona fide unaffiliated third party, if expressly requested at such time by the licensee of a Third Party Contract and subject to the terms and conditions set out above in subparagraph 9.6(ii), CCS shall provide all CCS Source Code to a mutually agreeable third party escrow holder on terms mutually agreeable which will permit the Third Party Contract licensee to use the same under the specified terms and conditions of the applicable Third Party Contract, this Agreement and such escrow agreement, but only with respect to the Third Party Contracts set out on Schedule C.

       9.8. In order to permit CCNMS to provide the warranties in paragraph
            9.2 above, TranSys Corporation and the Primary Developers jointly and severally hereby represent and warrant to CCNMS that (a) the TRAMS Software does not infringe upon the U.S. copyrights or any other copyrights worldwide of any other person or entity,
            (b) the TRAMS Software was not misappropriated from another person or entity, and (c) none of them have granted a security interest, lien or other encumbrance on the TRAMS Software.

10.    Confidentiality.

      10.1. (a) As used herein, the term "CCNMS Confidential Information" shall mean any and all information of, about, or relating to the TRAMS Software or the business of CCNMS, except for any such information (i) that is or becomes known publicly or known generally within the industry in which CCNMS operates by some reason other than unauthorized disclosures, (ii) for which CCNMS does not take reasonable efforts to protect its secrecy,
                (iii) that is disclosed by CCNMS to a third party without restrictions on use or disclosure, (iv) that is developed by or for CCS independent from the knowledge of any CCNMS Confidential Information, as evidenced by written documents and records of CCS or (v) that is obtained from a third party who, to the knowledge of CCS is not subject to obligations of confidentially. CCNMS Confidential Information includes, without limitation, the TRAMS Software and the Documentation.

            (b) Except as permitted by this Agreement, CCS shall never make any commercial use of any CCNMS Confidential Information, or disclose to any third party, except as may be required by law, any CCNMS Confidential Information.

      10.2. (a) As used herein, the term "CCS Confidential Information" shall mean any and all information of, about, or relating to the CCS Software or the business of CCS, or updates or enhancements TRAMS Software made by CCS after May 31, 1994, except for any such information (i) that is or become known publicly or known generally within the industry in which CCS operates by some reason other than unauthorized disclosures,
                (ii) for which CCS does not take reasonable efforts to protect its secrecy, (iii) that is disclosed by CCS to a third party without restrictions on use or disclosure, (iv) that is developed by or for CCNMS independent from the knowledge any CCS Confidential Information, as evidenced by written documents and records of CCNMS, or (v) that is obtained from a third party who, to the knowledge of CCNMS, is not subject to obligations of confidentiality.

        (b) Except as permitted by this Agreement, CCNMS shall never make any commercial use of any CCS Confidential Information. or disclose to any third party, except as may be required by law, any CCS Confidential Information.

11.     Audit Obligations.

      11.1. Within one hundred twenty (120) days after the end of CCNMS fiscal year, for each fiscal year in which payments are to be made by CCS to CCNMS pursuant to this Agreement, CCNMS may retain an independent audit firm to audit the records of CCS and to prepare a report to be delivered to both parties simultaneously, which report shall set forth the amounts paid and/or due but not paid by CCS and to CCNMS pursuant to this Agreement during the fiscal year. Subject to paragraph 11.2 below, CCNMS shall pay for its own audit and the preparation of the report on its own records.

      11.2. In the event an audit reveals that additional amounts are owed by CCS to CCNMS, the audit report shall specify the amount owed. Within ten ( 10) days after receipt of the report, CCS shall pay such amounts to CCNMS together with interest from the date the audit report disclosing the underpayment is delivered at the rate of eight percent (8%) per annum, together with the reasonable costs of CCNMS for the audit. If such additional amounts owed by CCS to CCNMS for such period are in excess of ten percent (10%) of all amounts owed by CCS to CCNMS as determined by the audit for such period, then CCS shall also reimburse CCNMS for the reasonable cost of the audit.

12.   Termination.

      12.1. CCNMS may terminate this Agreement, including the appointment of CCS as a distributor of the TRAMS Software and the License upon written notice to CCS only in the event CCS materially breaches any provision of this Agreement and such breach is not cured within (i) thirty (30) days after receipt by CCS of notice from CCNMS specifying nonpayment (with respect to a payment default) or (ii) within sixty (60) days after receipt by CCS of notice from CCNMS specifying such breach (with respect to any other default).

      12.2. All sublicenses granted to end users by CCS or the Dealers pursuant to this Agreement prior to termination of this Agreement and the license of CCS to continue using the TRAMS Software and Documentation for supporting such end users shall continue notwithstanding any termination of the licenses and this Agreement for any reason.

      12.3. The provisions of Sections 4.2(f) (with respect to support services), 4.4, 6.6, 6.7, 7.5, 7.8, 8.1 and 9, 10, 11, and 12.2,
            and any amounts due under this Agreement (including Royalties for recurring license fee payments) and the right of CCNMS and its affiliates to use CCS Source Code developed up to the date of termination pursuant to paragraph 9 6 above, shall survive any termination of this Agreement for any reason.

         13. Third party Compliance. CCN Group Limited agrees to comply with the terms of this Agreement, agrees to cause all entities included within the definition of CCNMS to comply with the terms of this Agreement. and hereby guarantees the performance of all obligations required of CCNMS and such affiliates.

         14. Applicable Law, Jurisdiction, Venue and Forum. The rights and obligations of the parties under this Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. This Agreement shall be construed and governed under and by the laws of the State of Florida. CCNMS and CCS hereby agree that venue for any legal action authorized hereunder shall be in Orange County, Florida. U.S.A., and that jurisdiction shall be vested exclusively in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, or, if appropriate, in the Federal District Court for the Middle District of Florida, Orlando Division.

        15. Currency. All monetary amounts described herein are based on United States currency and all payments due hereunder shall be made in United States currency to CCNMS, in care of MDS Decision System, Inc. at the address specified in paragraph 22 below. All Royalties due hereunder shall be calculated in U.S. dollars as the same is booked by CCS for financial reporting purposes.

16.   Arbitration.

      16.1. Informal disputes between CCS and CCNMS shall be handled first by referring the dispute to CCS' Chief Operating Officer or his successor and CCNMS'S Chief Operating Officer or his successor to resolve the dispute.

      16.2. Notwithstanding paragraph 16.1 herein to the contrary, all disputes of every kind and nature between and arising out of or in connection with this Agreement as to the negotiation, existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance. or termination thereof shall be submitted to binding arbitration pursuant to the then existing, commercial arbitration rules of the American Arbitration Association.

            (a) Each party shall select one disinterested arbitrator from a list submitted by the American Arbitration Association, and the two selected shall select a third arbitrator from the list.

            (b)  Each party shall bear its own costs of arbitration.

            (c) Arbitration hearings shall be conducted in Atlanta, Georgia, and the award rendered by the arbitrators shall be in writing and shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by either party in the highest court of competent jurisdiction, state or federal, in such jurisdiction.

            (d) The parties agree that the provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

            (e) Nothing herein contained shall be deemed to give the arbitrators any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

            (f) The parties expressly agree that all trade secrets, proprietary or confidential information of either party shall be disclosed during arbitration only upon the issuance of appropriate protective orders or agreements limiting the disclosure or discoverability of such information outside of the arbitration of this Agreement.

            (g) Nothing in this Section 16 shall prevent the parties from seeking or obtaining an injunction, preliminary or otherwise, in a court of competent jurisdiction, against infringement or unauthorized disclosure of a party's intellectual or proprietary rights.

17. Assignment. Neither party may sell, assign, transfer, or otherwise convey any of its rights (or delegate any of its duties) under this Agreement without the prior written consent of the other which consent will not be unreasonably withheld. Provided, however, that this Agreement may be assigned to a subsidiary of CCS as provided in paragraph 1.2 above without prior consent. and provided further that this Agreement may be assigned by CCNMS to any of its affiliates under the same conditions and qualifications to be an affiliate applicable to the assignment of a CCS affiliate without such consent, provided that the affiliate agrees to be bound by the provisions of this Agreement. (For purposes of the foregoing, an affiliate of CCNMS is any entity of which the Great Universal Stores PLC owns, directly or indirectly, at least fifty percent (50%) of the voting stock or in which it owns, directly or indirectly, at least fifty percent (50%) of the voting interest.) Any attempted sale, assignment, transfer, conveyance, or delegation in violation of this paragraph shall be void and shall relieve the party not making such attempt of any further liability hereunder.

18. Attorney's Fees. In the event any litigation, arbitration, or controversy between the parties hereto arises out of, or relates to, this Agreement, the prevailing party in such litigation arbitration, or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate proceedings or post-judgment collection proceedings.

19. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns (as the case may be).

20. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

21. Invalid Provision. The invalidity, or unenforceability of any term or provision of this Agreement or the nonapplication of any such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement, and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect and shall be construed as if such invalid, unenforceable, or nonapplicable provision were omitted.

22. Notices. All notices, requests, waivers, and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (i) at time of receipt of by hand, or facsimile transmission, confirmed received by the recipient, (ii) on the day of receipt if sent by prepaid telegram, or (iii) three (3) business days (or seven (7) business days if to a foreign address) after deposited in the U.S. mail, certified first-class mail, postage prepaid, return receipt requested, sent or addressed, as the case may be, or by the most nearly comparable method if mailed from or to a location outside of the United States. as follows:


      (a)   If to CCS:                      CCS Technology Group, Inc.
                                            900 Winderley Place, Suite 200
                                            Maitland, FL 32751
                                            Attention: President
                                            Fax: 407/660-0483

            with a copy to                  Morris, Manning & Martin
                                            1600 Atlanta Financial Center
                                            3343 Peachtree Road, N.E.
                                            Atlanta, GA 30326
                                            Attention: John F. Sandy Smith
                                            Fax: 404/365-9532

      (b)  If to CCNMS:                     CCN Management Systems, Inc.
                                            c/o MDS Decision Systems, Inc.
                                            945 E Paces Ferry Road
                                            Suite 2600
                                            Atlanta, GA 30326
                                            Attention: President
                                            Fax: 404/841-1455

           with a copy to:                  CCN Group, Ltd.
                                            Talbot House
                                            Talbot Street
                                            Nottingham NG1 5HF
                                            England
                                            Attention: Mr. John Saunders
                                            Fax: 011-44-602-415416


    Any party may change its address for purposes of this paragraph by giving the other party or parties written notice of the new address in the manner set forth above.

23. Relationship of Parties. Nothing contained in this Agreement shall authorize, empower, or constitute any party as agent of any other party in any manner; authorize or empower one party to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of any other party; or authorize or empower a party to bind any other party in any manner or make any representation, warranty, covenant, agreement, or commitment on behalf of any other party.

24. Section and Paragraph Headings. Section and paragraph headings used throughout this Agreement are for reference and convenience and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

25. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding arbitration, or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provision of this paragraph may not be waived except as herein set forth.

26. Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and the revision of this Agreement and that it has not been written solely by counsel for one part. Therefore, the parties stipulate and agree that the rule of construction, to the effect that any ambiguities are to be, or may be resolved or construed against the drafting party, shall not be employed in the interpretation of this Agreement to favor any party against another.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.



CCS TECHNOLOGY GROUP, INC.           CCN MANAGEMENT SYSTEMS, INC.

By:    /s/ Stephen B. Grubb          By:
    -------------------------           ---------------------------
Title: President                     Title:
    ------------------------            ----------------------------


     For value received, the undersigned hereby agrees to the provision of paragraph 13 above.

                                     CCN GROUP, LTD.

                                     By:
                                        -----------------------------
                                     Title:
                                         -----------------------------


     For value received, the undersigned hereby agrees to the provisions of this Agreement.


                                     /s/ Daniel P. Stavros         (SEAL)
                                     -----------------------------------
                                     DANIEL STAVROS

                                     /s/ D.J. Youngblood Stavros    (SEAL)
                                     -------------------------------------
                                     D. J. YOUNGBLOOD STAVROS



                                     TRANSYS CORPORATION


                                     By: /s/ Daniel P. Stavros
                                     --------------------------------------
                                     Title: President

                                   SCHEDULE A

TRAMS SOFTWARE--TRADEMARKS AND TRADE NAMES
-------------------------------------------
TRAMS
TRAMS/BC
TRAMS/DE
TRAMS/AG

                                   SCHEDULE B
                                  LICENSE FEES

    CCS shall pay CCNMS license fees on sublicense of TRAMS SOFTWARE based on the nature of the sales and the nature of the sublicensee. This Agreement contemplates six different categories of sublicensees. They are as follows:

(1) Sublicenses to customers that do not provide Service Bureau Services ("Non-Service Bureau Sublicenses"), and
(2) Sublicenses to customers that provide Service Bureau Services ("Service Bureau Sublicenses") and
(3) Other Platform Based Products
(4) Multiple Sites
(5) Enterprise License
(6) Service Bureau

    For purposes of this Schedule B, "Net Selling Price" shall mean the gross sales sublicensed price pursuant to sublicensing TRAMS to third parties less sales and foreign withholding taxes actually paid by CCS in connection with the granting of the sublicense and shall not include any reasonable sums paid for installation, support, training, maintenance, support software, changes or modifications or any other similar services.

    Category 1--Non-Service Bureau Sublicense royalties shall be determined as follows:

(1) Stand Alone Product. If TRAMS Software is licensed as a stand alone product to a third party (without enhancement by a non-TRAMS Software product which is licensed separately by CCS, hereinafter, "Stand Alone Product), royalty fee payable to CCNMS shall be equal to twenty percent (20%) of the Net Selling Price, subject to the following minimums:

TRAMS SOFTWARE MODULES                                                    MINIMUM ROYALTY PAYMENT
--------------------------------------------------------  --------------------------------------------------------
(a): TRAMS (including TRAMS/AG).........................  $40,000*
(b): TRAMS/BC...........................................  $50,000**
(c): TRAMS/DE...........................................  $5,000*
(d): TRAMS/AG (without TRAMS)...........................  No minimum twenty percent (20%) of the
                                                            Net Selling Priceof TRAMS/AG


* If sublicensed with another TRAMS module, the minimum fee for all TRAMS modules licensed in the aggregate to the same sublicensee shall not exceed $50,000.

** If TRAMS/BC is licensed to an existing TRAMS customer, then the Minimum Royalty Payment would be $ 10,000.

(2) Integrated Product. If the TRAMS software is sublicensed as part of an integrated product, e.g., a TRAMS Software module combined with a non-TRAMS Software module creating an integrated marketable product which is licensed separately by CCS for a single license fee (hereinafter "Integrated Product"), then notwithstanding any facts to the contrary, the Royalty payment due from CCS to CCNMS as follows:

TRAMS SOFTWARE MODULES                         NET SELLING PRICE                      ROYALTY PAYMENT
------------------------------------  ------------------------------------  ------------------------------------
(a)TRAMS and TRAMS/AG...............  $200,000                              $40,000
(b)TRAMS/BC.........................  $250,000                              $50,000**
(c)TRAMS/DE.........................  $25,000                               $5,000
(d)TRAMS/AG.........................  No Minimum                            No Minimum



** If TRAMS/BC is licensed to an existing TRAMS customer, then the Royalty Payment would be $10.000.

    The Net Selling Price shall be deemed to be $250,000.00 and the minimum Royalty Payment shall be deemed to be $50,000,000 where all modules are licensed to a third party in the single agreement.

    Category 2--Service Bureau Sublicense royalties shall be determined as follows:

(1) Stand Alone Product. The Royalty Payment based on Net Selling Price due from CCS to CCNMS for each sublicense issued to a Service Bureau shall be computed based on the same terms and conditions described in Category 1 for Stand Alone Products. In addition, if the end-user license agreement provides for recurring fees based on either an account or transaction basis ("Recurring Fees"), then an additional Royalty Payment shall be due from CCS to CCNMS equal to twenty percent (20%) of the Recurring Fees; provided however, that the Recurring Fees on which the additional Royalty Payment is calculated shall not include any reasonable installation. support. training, maintenance, support software, changes, modifications or any other similar service.

(2) Integrated Product. The assumed Net Selling Price and corresponding Royalty Payment due from CCS to CCNMS for each sublicense issued to a Service Bureau shall be computed based on the same terms and conditions described in Category 1 for Integrated Products. In addition, if the end-user license agreement provides for Recurring Fees, then an additional Royalty Payment shall be due from CCS to CCNMS based on the Recurring Fees which shall be determined by multiplying: (a) twenty percent (20%) by (b) the percentage that the assumed Net Selling Price of the TRAMS Software module constitutes of the total Net Selling Price for the Integrated Product by (c) the Recurring Fees; provided however, that the Recurring Fees on which the additional Royalty Payment is calculated shall not include any reasonable installation, support. training. maintenance, support Software, changes, modifications or any other similar service.

    CATEGORY 2 EXAMPLE:
    CALCULATION OF ADDITIONAL AMOUNT TO BE PAID WITH RESPECT
      TO RECURRING FEES:

                                                    RECURRING FEES

                                                                                                                 Additional Amount
%                                   % OF LICENSE FEE         COST PER TRANSACTION NUMBER OF TRANSACTIONS         of Royalry Fee
-------------------------------  -----------------------   -------------------------------------------------     ----------------

20% X..........................  ($250,000/$1,000,000)    X ($.01 per transaction X 5,000,000 transactions) =     $2,500


ASSUMPTIONS:

    License Fee: $1,000,000; Transactions: 5.000,000; Cost per Transaction:
    $.01.

    If the licensed customer provides Service Bureau services, then Category 2 shall apply and Category 1 shall not apply.

Category 3--Other Platform Based Product.

    The parties will reasonably work together to agree to separate prices for other platform based (e.g. PC based system) with respect to the implementation of systems for the TRAMS Software if developed by either or both parties. Prior to setting of the price for such PC based product, the parties shall review the price structure together.

Category 4--Multiple Sites:

    For subsequent sites, the Royalty due from CCS to CCNMS shall be computed as follows:

(a) Stand Alone Product. The Royalty payment shall be twenty percent (20%) of the actual Net Selling Price and shall not be subject to a Minimum Royalty Payment.

(b) Integrated Product. The Royalty payment shall be calculated by multiplying: (i) twenty percent (20%) by (ii) the percentage that the assumed Net Selling Price of the TRAMS Software module listed in Category 1, paragraph (2) constitutes of the total Net Selling Price for the Integrated Product for the first site license by (iii) the Net Selling Price for the subsequent site.

CATEGORY 4 EXAMPLE--Integrated Product

                                                                FIRST SITE              SECOND SITE
%                                                           LICENSETRAMS/TOTAL            LICENSE         ROYALTY
-----------------------------------------------------  ----------------------------  ------------------  ---------
20% X................................................    ($250,000/$1,000,000)       $800,000 =          $40,000

c) Recurring Fees. If the end-user license agreement for a Service Bureau provides for Recurring Fees for a second or subsequent site, the Royalty payment shall be calculated using the same formulas defined under Category 2 for Stand Alone Products or Integrated Products, as applicable

Category 5--Enterprise License:

    The parties will reasonably cooperate in setting an enterprise license fee (a company-wide fee for multiple sites) which shall generally reflect the relative scope and scale of such enterprise in proportion to the number of sites and products utilized.

Category 6--Service Bureau:

    At some future date, should CCS desire to use TRAMS Software in its internal Service Bureau processing, it will enter into negotiations for CCNMS to license the TRAMS Software for such use, and CCNMS agrees to license such TRAMS Software on terms no less favorable than granted to other users or licensees for use in Service Bureau processing.

                                  SCHEDULE C

                             THIRD PARTY CONTRACTS

1. GENERAL ELECTRIC COMPANY

2. FIRST STAR INFORMATION SERVICES

3. Toronto Dominion Bank

                                   SCHEDULE D

                           CCN Group, Ltd. Guarantees